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                                                                      EXHIBIT 11

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                          FOR THE PERIODS AS INDICATED

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                                                                                                    FOR THE THREE MONTHS
                                                                                                       ENDED MARCH 31,
                                                                                                    1997            1996
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                                                                                                   (DOLLARS IN THOUSANDS,
                                                                                                   EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period.....................     109,396,395     106,698,690
  Add --
     Dilutive effect of outstanding options (as determined by application of treasury stock
      method)................................................................................       2,148,873       1,497,949
     Issuance of additional shares under share repurchase agreement, contingent upon market
      price..................................................................................           8,807         138,020
  Weighted average number of common shares, as adjusted......................................     111,554,075     108,334,659
  Net income.................................................................................   $      83,068   $      71,851
  Less -- Preferred dividend requirement.....................................................              --             610
  Income available for common shares.........................................................   $      83,068   $      71,241
  Primary earnings per share.................................................................   $         .74   $         .66
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period.....................     109,396,395     106,698,690
  Add --
     Shares issuable assuming conversion of convertible preferred stock......................              --       3,775,239
     Dilutive effect of outstanding options (as determined by application of treasury stock
      method)................................................................................       2,148,873       1,497,949
     Issuance of additional shares under share repurchase agreement, contingent upon market
      price..................................................................................           8,807         138,020
  Weighted average number of common shares, as adjusted......................................     111,554,075     112,109,898
  Net income.................................................................................   $      83,068   $      71,851
  Fully diluted earnings per share...........................................................   $         .74   $         .64
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